Exhibit 99.1

NEWS RELEASE
Media Contacts:	Doug Kline Sempra Energy www.sempra.com (877) 866-2066

Financial Contacts:	Dennis Arriola/Karen Sedgwick Sempra Energy (877) 736-7727

SEMPRA ENERGY NAMES LUIS TÉLLEZ TO
CORPORATE BOARD OF DIRECTORS

SAN DIEGO, June 9, 2006 - Sempra Energy (NYSE: SRE) today announced that Luis Téllez has joined the company's board of directors.

Based in Mexico City, Téllez, 47, is a managing director for the Carlyle Group investment firm. Prior to joining Carlyle, Téllez served as executive vice president of DESC, S.A. de C.V., one of the largest companies in Mexico, and held several senior positions in the Mexican government.

From 1997 to 2000, Téllez served as Mexico's Secretary of Energy. During his tenure, he designed and implemented an ambitious program to restructure the Mexican electricity sector, allowing broader private involvement in generating, distributing and transmitting electricity.  In 1998 and 1999, Téllez headed Mexico's oil diplomacy efforts and played a key role in restoring stability in international oil markets and oil prices. Previously, Téllez served as Chief of Staff to Mexican President Ernesto Zedillo and served in other senior positions in the Mexican government.

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"We are pleased that Luis Téllez has joined our board of directors," said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy. "He has a long and distinguished career in energy and finance in Mexico in both the public and private sectors. "

Téllez earned his bachelor's degree in economics from the Instituto Tecnológico Autónomo de México, summa cum laude, and his Ph.D. in economics from Massachusetts Institute of Technology. Téllez was named "Global Leader of Tomorrow" by the World Economic Forum and "Leader for the New Millennium" by Time magazine.

Sempra Energy now has a total of 11 board members.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2005 revenues of $11.7 billion. The Sempra Energy companies' 14,000 employees serve more than 29 million consumers in the United States, Europe, Canada, Mexico, South America and Asia.

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